Exhibit 10.33.2

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AMENDED AND RESTATED AMENDING AGREEMENT

This Amended and Restated amending agreement is made the 5th day of October, 2007 (the “Restated Amending Agreement”)

Between:

POWERWAVE TECHNOLOGIES, INC., a Delaware Corporation having its principal office at 1801 E. St. Andrew Place Santa Ana, California 92705 (“Powerwave”)

-and-

CELESTICA CORPORATION, a Delaware Corporation having its principal office at 72 Pease Boulevard Newington, New Hampshire, 03801 (“Celestica”)

WHEREAS Powerwave and Celestica entered into a Manufacturing Services and Supply Agreement effective as of November 21, 2002 (the “Agreement”) and an Amending Agreement dated March 10, 2006 (“Amending Agreement”);

AND WHEREAS Powerwave and Celestica wish to amend and restate the Amending Agreement;

NOW THEREFORE for good and valuable consideration including but not limited to the cash payment to Celestica of US$5,511,000, the receipt and sufficient of which is hereby acknowledged and the agreement to pay an additional $1,200,000 evidenced by a separate promissory note, the parties agree as follows:

1. Global Charter.

1.1 Celestica shall have the right to quote on any and all electronics manufacturing business that is in the future outsourced or considered for outsourcing by Powerwave before any other electronics manufacturer or other similar service provider;

1.2 Celestica shall have the right to match any quote that Powerwave receives in respect of outsourced electronics manufacturing business. Powerwave hereby acknowledges and agrees that Celestica shall be awarded all such outsourced electronics manufacturing business where the quotation provided by Celestica is at least as competitive (with consideration given to the contemplated volumes, total cost of ownership, delivery, performance and customer satisfaction requirements) as the most competitive quotation received by Powerwave from a reputable arm’s length third party for the manufacture of same product when evaluated against the quotation provided by Celestica on a complete basis and giving due consideration to the point of manufacture, delivery destination, service level and offering.

1.3 The rights identified in Section 1.1 and 1.2 apply in respect of pure outsourcing as well as outsourcing conducted by way of asset divestitures.

1.4 Subject to the confidentiality terms of Powerwave’s existing agreements with third parties, Powerwave shall provide Celestica, in a timely manner, with all relevant information as may be required by Celestica to enable Celestica to develop a competitive quote for any electronics manufacturing outsourcing business to be awarded by Powerwave. For the sake of clarity, such relevant information shall include but not be limited to summaries of quotes received from third parties competing for such electronics manufacturing business and an outline of the salient features of such quotes that may have operational or economic ramifications. In addition to such summaries of competing quotations, Powerwave shall provide Celestica with a reasonable amount of time to prepare its quote. Celestica shall respond in a timely manner following receipt of all such information noted herein.

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1.5 From the effective date of this Restated Amending Agreement, all pricing for products already quoted by Celestica shall be provided pursuant to the provisions of the existing Agreement. Following the effective date of this Restated Amending Agreement, pricing for new services and/or products quoted by Celestica will be provided on a competitive basis as stipulated in sections 1.1 and 1.2 above.

2. Scope.

The Global Charter detailed in section 1 above extends to all products sold by Powerwave during the Term of the Agreement as amended hereby, including all acquired, new, follow-on, replacement and derivative products.

3. Powerwave Credit

3.1 Section 20.2 of the Agreement is deleted in its entirety.

3.2 The following Sections are inserted in replacement thereof:

Powerwave acknowledges and agrees that Celestica, in the performance of its obligations under this Agreement, will incur financial obligations on behalf of Powerwave. The Parties agree that Celestica will, before it incurs financial obligations on behalf of Powerwave, and from time to time, establish, and advise Powerwave in writing, of Powerwave’s credit limit with Celestica (the “Credit Limit”). Celestica will monitor its financial exposure to Powerwave on an ongoing basis. Financial exposure with Powerwave will be defined as: (A) outstanding accounts receivable; plus (B) inventory on hand; plus (C) non-cancellable, non-returnable purchase orders (collectively, the “Financial Exposure”). Powerwave agrees to operate within its Credit Limit. In the event that Powerwave’s Financial Exposure with Celestica exceeds the amount of the Credit Limit, Celestica will give Powerwave notice thereof. Upon notification, Powerwave agrees to use its best efforts to remedy the excess within 20 calendar days by reducing the Financial Exposure. If the excess is not remedied within 20 calendar days of the provision of such notice, Celestica has the right to take appropriate action to reduce the Financial Exposure.

In order to assist Celestica in establishing Powerwave’s Credit Limit and managing the Financial Exposure, during the Term of the Agreement, Powerwave and Celestica shall meet at least once a quarter to discuss their respective businesses and operations.

4. Term.

4.1 Section 4.1 of the Agreement is deleted in its entirety and Term of the Agreement shall be as identified in Section 4.2 below.

4.2 The term of the Agreement as amended hereby shall be for a period of five (5) years from the effective date of the Amending Agreement which was March 10, 2006 (the “Term”). The amended Agreement will automatically renew for additional one (1) year periods after the expiration of the Term unless either party receives from the other, at least six (6) months prior to the end of the Term or any renewal thereof, a written notice identifying the intention of such party to terminate the Agreement at the end of the then current period.

5. Intentionally Omitted-

6. Miscellaneous.

6.1 Powerwave will retain ownership of and consign to Celestica any required product specific test equipment, other than at the Laguna, Philippines site.

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6.2 This Restated Amending Agreement becomes effective when signed by an authorized representative of each of Powerwave and Celestica.

6.3. All other terms of the Agreement remain in full force and effect, unamended and unrescinded as of the date hereof including without limitation such provisions relating to accounts receivable and excess and obsolete materials.

6.4 This Restated Amending Agreement shall be governed by and construed according to the laws of the State of Delaware.

6.5 This Restated Amending Agreement may be executed in counterparts, each of which shall constitute an original and taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Amending Agreement on the dates indicated below.

Celestica Corporation			Powerwave Technologies, Inc.

By:	/s/ Rahul Suri	10-5-07	By:	/s/ J. Marvin MaGee	10-5-07
Name	Rahul Suri	Date	Name	J. Marvin MaGee	Date
Title	Senior Vice President		Title	Senior Vice President, Operations